EXHIBIT 10.2
RIGHT OF FIRST OFFER AGREEMENT
     THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is entered into as of October 10, 2008, by and between USA Pawn & Jewelry Co., LLC, USA Pawn & Jewelry Co. II, LLC, USA Pawn & Jewelry Co. III, LLC, USA Pawn & Jewelry Co. IV, LLC, USA Pawn & Jewelry Co. V, LLC (collectively, “USA Pawn”), Craig McCall (“McCall;” USA Pawn and McCall are referred to herein collectively as “Sellers” and individually as a “Seller”), and EZPAWN Nevada, Inc. (“EZPAWN”).
RECITALS:
     WHEREAS, Sellers are the owners of pawnshops, deferred deposit loans businesses, auto title loan businesses located in Arizona and more specifically described on Schedule A hereto (the “Businesses”); and
     WHEREAS, this Agreement is being executed and delivered pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) among Pawn Plus 1, LLC, Pawn Plus 2, LLC, Pawn Plus 3, LLC, Pawn Plus 4, LLC, Pawn Plus 5, LLC, Pawn Plus 6, LLC, Pawn Plus 7, LLC, Pawn Plus 8, LLC, The Pawn Place, Inc., ASAP Pawn, LLC (all affiliates of USA Pawn), McCall, and EZPAWN; and
     WHEREAS, Sellers desire to grant to EZPAWN a right of first offer to purchase the Businesses in accordance with the terms hereof and EZPAWN desires to receive such Right of First Offer;
AGREEMENT:
     NOW, THEREFORE, in consideration of the sum of ten dollars and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, of the foregoing promises and the mutual promises and covenants contained in this Agreement, the parties hereto intending to be legally bound, agree as follows:
     1. Right of First Offer.
     (a) Delivery of Transfer Notice. Subject to the terms and conditions of this Agreement, if Seller desires, in its sole and absolute discretion, to Transfer all or any portion of the Businesses (any of such being a “Transfer Business”), other than a “Permitted Transfer” (as defined below), during the “Term” (as defined below), EZPAWN shall have a Right of First Offer to purchase such Transfer Business under the terms and conditions of this Section, and Seller shall first offer the sale of same to EZPAWN in accordance with the following provisions. First, Seller must give notice in writing (the “Transfer Notice”) to EZPAWN stating (i) a description of the Transfer Business, including, without limitation, financial data and other information reasonably necessary to evaluate the Transfer Business, (ii) the proposed sales price for the Transfer Business, if known to Seller, and (iii) other terms or conditions regarding such proposed Transfer that Seller deems material. Within thirty (30) days (“Decision Period”) after EZPAWN’s receipt of the Transfer Notice, EZPAWN shall notify Seller in writing (“Negotiation Notice”) of whether EZPAWN desires to negotiate a purchase agreement

(“Purchase Agreement”) for the purchase of the Transfer Business based on the terms and conditions similar to those set forth in the Transfer Notice. If EZPAWN fails to notify Seller that EZPAWN desires to negotiate a Purchase Agreement for the Transfer Business based on similar terms and conditions set forth in the Transfer Notice within the Decision Period, then EZPAWN shall be deemed to have elected not to negotiate a Purchase Agreement for the Transfer Business based on similar terms and conditions set forth in the Transfer Notice.
     (b) EZPAWN’s Election to Negotiate a Purchase Agreement. If EZPAWN elects to negotiate a Purchase Agreement for the Transfer Property based on similar terms and conditions set forth in the Transfer Notice by timely delivering a Negotiation Notice to Seller, then Seller shall cause to be prepared and delivered to EZPAWN within ten (10) days after Seller’s receipt of the Negotiation Notice an initial draft of the Purchase Agreement for such Transfer Business containing substantially similar terms and conditions as those contained in the Transfer Notice, as necessarily modified to (i) reflect the proposed sale of the Transfer Business, and (ii) reflect other commercially reasonable business terms and conditions for a transaction of similar nature, structure and size. Thereafter, the parties shall negotiate and endeavor in good faith to enter into a Purchase Agreement based on the terms and conditions set forth above and such other terms mutually agreed upon by the parties, in each of such party’s sole and absolute discretion, for twenty-one (21) days (“Negotiation Period”) after Seller’s delivery of the initial draft of the Purchase Agreement to EZPAWN or such longer period as mutually agreed upon in writing by Seller and EZPAWN.
     (c) EZPAWN’s Election Not to Negotiate a Purchase Agreement. If (i) EZPAWN elects (or is deemed to have elected) not to negotiate a Purchase Agreement for the Transfer Business based on similar terms and conditions set forth in the Transfer Notice, (ii) the parties are unable to agree upon and execute a Purchase Agreement for the Transfer of the Transfer Business for any reason within the Negotiation Period, or (iii) the parties enter into a Purchase Agreement for the Transfer Business but the Purchase Agreement is terminated for any reason other than as a result of Seller’s breach of the Purchase Agreement, then, subject to Section 1(d), Seller may freely market the Transfer Business, negotiate the proposed Transfer, enter into a contract for such Transfer, and Transfer such Transfer Business to any other party free of any restriction or encumbrance under this Agreement, subject to Section 1(d). After any of the circumstances described in the preceding sentence, EZPAWN shall, within five (5) days after written request from Seller or any of Seller’s prospective purchasers, tenants, lenders, or equity sources, execute a certificate (“Estoppel Certificate”) evidencing that, with respect to the applicable Transfer Business, Seller may freely market, negotiate the proposed Transfer, enter into a contract for such Transfer, and Transfer such Transfer Business (as applicable) to any other party free of any restriction or encumbrance under this Agreement, subject to Section 1(d); such prospective party shall have the right to rely on each such Estoppel Certificate; the execution or delivery of any such Estoppel Certificate shall not, however, be necessary for Seller to engage in such activities or enter into such contracts or Transfers.
     (d) Re-Delivery of Transfer Notice. Notwithstanding Section 1(c), if:
(i) Seller does not Transfer the Transfer Business within three hundred sixty-five (365) days after the later of, as applicable, (A) the date EZPAWN elects (or is deemed to have elected) not to negotiate a Purchase Agreement for the purchase of the Transfer Business based on the terms and conditions set forth in the

Transfer Notice, (B) the end of the Negotiation Period, if the parties are unable for any reason to agree upon and execute a Purchase Agreement by the end of the Negotiation Period, or (C) the date that the Purchase Agreement is terminated for any reason other than as a result of Seller’s breach of the Purchase Agreement;
(ii) EZPAWN desires to Transfer the Transfer Property for a sales price that is lower than eighty-five percent (85%) of the sales price specified in the Transfer Notice; or
(iii) Seller desires to offer seller-financing terms that were not originally specified in the Transfer Notice (or, if such terms were originally specified in the Transfer Notice, then a substantially lower interest rate or substantially longer financing term than the interest rate or financing term specified in the Transfer Notice)
then Seller shall again deliver to EZPAWN a Transfer Notice and otherwise comply with Section 1 before proceeding with a Transfer of the Transfer Business (as adjusted, if applicable). If only a portion of the Businesses is Transferred to a third party, as provided herein, then, (A) subject to the other terms and conditions of this Agreement, the Right of First Offer shall continue on the remaining portion of the Businesses (as adjusted pursuant to this Agreement) not Transferred for the remainder of the Term, and (B) the Transfer Business that has been Transferred shall be deemed to be excluded from the Businesses.
     2. Notice to EZPAWN of Third Party Offers. In the event that the Seller receives a bona fide offer from an unaffiliated third party to acquire one or more of the Businesses, and the Seller wishes to consider such offer, Seller shall notify EZPAWN in writing that Seller has received such an offer, including with the notice a copy of the offer or a summary of its terms if the offer is not made in writing. The notice of receipt of an offer from a third party under this Section 2 shall be treated as a Transfer Notice under Section 1. Thereafter the provisions and time periods specified in Section 1(a) through (e) shall apply with respect to the Transfer Notice. Seller covenants not to transfer the Businesses that are subject of the third party offer until the EZPAWN has had the opportunity to exercise its rights under Section 1.
     3. Assignment of EZPAWN’s Rights. The EZPAWN’s rights, titles, and interests under this Agreement may be conveyed, assigned or otherwise transferred by EZPAWN to any Affiliates of EZPAWN.
     4. Term. This Agreement is expressly contingent upon and subject to the closing of the transaction contemplated by the purchase agreement referenced above and effective as of the date of such closing (“Effective Date”).
     5. Definitions.
     (a) “Affiliate” means, with respect to any Person (as defined herein), (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any Person owning, directly or indirectly, fifty percent (50%) or more of the outstanding voting interests of such Person.

     (b) A “Change in Control” of a specified Person shall be deemed to have occurred if control of that specified Person is acquired by any other Person or Group (as defined below and including for purposes of this sentence the affiliates and associates, as defined below, of any such other Person or Group). For purposes of this Agreement, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, a “Change in Control” of a specified Person shall be deemed to have occurred upon (i) the acquisition, including through merger, consolidation or otherwise, by any Person or Persons acting together which would constitute a “group” or “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (“Group”), together with any affiliates and associates (each as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) thereof, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of equity securities of such specified Person (or other securities convertible into such equity securities of such specified Person) representing 50% or more of the combined voting power of (A) all interests of such specified Person, or (B) all equity securities of such specified Person entitled to vote in the election of directors, managers, or Persons performing similar functions, of such specified Person, or (ii) any Person or Group succeeds in having sufficient of its nominees elected to the board of directors or similar governing body of such specified Person such that such nominees, when added to any existing director, manager or Person performing similar functions remaining on the board of directors or similar governing body of such specified Person after such election who is an affiliate or associate (each as defined in Rule 12b-2 under the Exchange Act) of such specified Person or Group, will constitute a majority of the board of directors or similar governing body of such specified Person.
     (c) “Immediate Family Member” means, any spouse, parent, parent-in-law, child, child-in-law, grandchild, grandchild-in-law, aunt, cousin, sibling, step-sibling, and step-parent of any individual shareholder or member, as applicable, of any Seller.
     (d) “Permitted Transfer” shall mean any of the following Transfers, so long as such Transfer is not intended to circumvent the terms of this Agreement:
(i) Any bona fide loan from a third party to either Seller which is secured by liens against the Businesses or any portion thereof, other than and not including any loan in which the lender is granted an ownership interest, net profits interest, or similar interest in the Businesses, or any portion thereof, or the entity which owns the Businesses, or any portion thereof.
(ii) A Transfer to an Affiliate of either Seller for estate planning or tax purposes, so long as such Affiliate assumes in writing, and in form and substance reasonably acceptable to EZPAWN, the obligations of Seller under this Agreement with respect to the direct or indirect portion of the Businesses transferred to such Affiliate.
(iii) A Transfer to an Immediate Family Member (as defined herein) of either Seller for estate planning or tax purposes, so long as such Immediate Family Member assumes in writing, and in form and substance reasonably acceptable to

EZPAWN, the obligations of such Seller under this Agreement with respect to the direct or indirect portion of the Businesses transferred to such Immediate Family Member.
Each Seller acknowledges that the making of any Permitted Transfer will not operate to extinguish the Right of First Offer granted to EZPAWN herein, and this Agreement and the rights of EZPAWN under this Agreement shall survive and continue after any Permitted Transfer and shall be binding upon the successors and assigns of such Seller under such Permitted Transfer.
     (e) “Person” means any individual, partnership, corporation, trust, limited liability company or other entity.
     (f) “Transfer” shall mean (i) any sale, assignment, lease, or other disposition of any right, title or interest in the Businesses (or any portion thereof), whether voluntarily or involuntarily, or by operation of law other than a Permitted Transfer; (ii) any sale, assignment, lease, or other disposition of any right, title or interest in either Seller or the entities which are the owners of either Seller, other than a Permitted Transfer; and (iii) a Change in Control other than a Permitted Transfer. Any attempt to effect a Transfer which is not in compliance with the provisions of this Agreement will be void and of no effect.
     6. After Acquired Businesses. This Right of First Offer applies to the Businesses listed on Schedule A, and in addition, to all Businesses acquired by the Sellers, or any of them, in the State of Arizona for the purpose of conducting the business of any Business. The Sellers, and each of them, shall promptly notify EZPAWN in writing in the event that any additional Businesses are acquired in the State of Arizona.
     7. Additional Agreements.
     (a) All Assets Included. The Sellers represent and warrant to EZPAWN that the Sellers own substantially all of the assets used in the operation of the Businesses and none of such assets shall be transferred other than in accordance with the terms hereof or in the ordinary course of business.
     (b) Additional Documents if a Sale Hereunder. In the event of a sale of the Businesses by Seller to EZPAWN hereunder, the Seller shall deliver or cause the delivery at such closing of a legal opinion and noncompetition agreement relating to such Businesses in a form generally consistent with such documents under the Asset Purchase Agreement.
     8. Miscellaneous.
          (a) Notices. Any notice or other communication hereunder must be in writing to be effective and shall be deemed to have been given either (1) when personally delivered to McCall or the Client; (2) if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail; or (3) if by telephonic facsimile communication, with proof of successful transmission. Any notice delivered by telephonic facsimile communication shall be deemed effective the same day it is transmitted if by 5:00 p.m. Austin, Texas time and the following day if after 5:00 p.m. Austin, Texas time. Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective. The address for each party for notices hereunder is as follows:
If to Sellers:
Craig McCall
3010 S. Valley View Boulevard
Las Vegas, NV 89102
Fax: (702) 248-9087
With a copy to:
Marquis & Aurbach
Attn: Phillip S. Aurbach, Esq.
10001 Park Run Drive
Las Vegas, NV 89145
Fax: (702) 920-8309
If to EZPAWN:
EZPAWN Nevada, Inc.
1901 Capital Parkway
Austin, Texas 78746
Attention: Connie Kondik, General Counsel
Fax: 512-314-3463
     (b) Binding Effect; Amendments. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, legatees, legal representatives, successors, transferees, and assigns. Amendments to this Agreement must be in writing and executed and acknowledged by all of the parties hereto.
     (c) Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.
     (d) Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
     (e) Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement, which shall be interpreted to the broadest extent possible to give effect to any provision determined to be illegal or invalid.
     (f) Further Action. Each party agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.
     (g) Governing Law. The laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties’ venues of any action hereof shall be in Clark County, Nevada.

     (h) Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     (i) Specific Performance. Each party agrees with the other parties that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.
     (j) No Third-Party Beneficiaries. No third party shall be entitled to rely on any provision of this Agreement, and all such third parties are hereby expressly disclaimed as third-party beneficiaries of this Agreement.
     (k) Recording. Neither Seller nor EZPAWN shall record this Agreement, but a short form memorandum hereof may be recorded by Seller.
SIGNATURES APPEAR ON FOLLOWING PAGE

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above set forth.

SELLERS: USA Pawn	EZPAWN: EZPAWN Nevada, Inc.
USA Pawn & Jewelry Co., LLC, USA Pawn & Jewelry Co. II, LLC, USA Pawn & Jewelry Co. III, LLC, USA Pawn & Jewelry Co. IV, LLC, USA Pawn & Jewelry Co. V, LLC
By:
Daniel N. Tonissen
Sr. Vice President

By:
Craig McCall
Sole Manager of each USA Pawn

McCall:

Craig A. McCall

SCHEDULE A
Businesses
USA Pawn & Jewelry Co., LLC
4870 E. 22nd Street
Tucson, AZ 85711
USA Pawn & Jewelry Co. II, LLC
2904 N. 1st Avenue
Tucson, AZ 85719
USA Pawn & Jewelry Co. III, LLC
5000 E. Speedway
Tucson, AZ 85712
USA Pawn & Jewelry Co. V, LLC
3706 Highway 95
Bullhead City, AZ 86442
USA Pawn & Jewelry Co. IV, LLC
1963 Highway 95
Bullhead City, AZ 86442
USA Pawn & Jewelry Co. IV, LLC
4760 S. Highway 95
Ft. Mohave, AZ 86426